FOR IMMEDIATE RELEASE	CONTACT:
Monday, May 9, 2011	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2011 Results

West Des Moines, Iowa, May 9, 2011 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2011	2010
Net income attributable to FBL	$26,493	$18,021
Operating income	28,628	20,298
Earnings per common share (assuming dilution):
Net income	0.85	0.59
Operating income	0.92	0.66

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the first quarter of 2011 of $26.5 million, or $0.85 per diluted common share, compared to net income attributable to FBL of $18.0 million, or $0.59 per diluted common share, for the first quarter of 2010.

Operating Income(1). Operating income totaled $28.6 million, or $0.92 per common share, for the first quarter of 2011, compared to $20.3 million, or $0.66 per common share, for the first quarter of 2010. First quarter 2011 operating income reflects:

•	solid earnings for both Farm Bureau Life and EquiTrust Life, reflecting the continued positive impact of actions taken to increase spreads and manage the profitability of our business

•	investment fee income of $0.08 per share, primarily due to higher than expected bond calls and prepayments

•	excess income from hedging activities of $0.05 per share

•	additional equity income primarily due to an investment partnership

•	mortality experience higher than expectations
Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased to report another quarter of excellent financial results. In addition to a 44 percent increase in net income per share and a 39 percent increase in operating income per share, sales levels were strong with premiums collected up 84 percent over the year ago quarter," said James E. Hohmann, Chief Executive Officer of FBL Financial Group, Inc. "These results, along with the recent debt refinancing and our high capital levels, reinforce FBL Financial Group's financial position and attest to our company's potential for growth".

Product Revenues. Premiums and product charges for the first quarter of 2011 totaled $72.2 million compared to $69.2 million in the first quarter of 2010. Traditional life insurance premiums increased five percent and interest sensitive and index product charges increased three percent.

Premiums collected(2) in the first quarter of 2011 totaled $385.2 million compared to $208.9 million in the first quarter of 2010. The Farm Bureau Life distribution channel had first quarter 2011 premiums collected of $193.3 million compared to first quarter 2010 premiums collected of $155.9 million. This reflects a 52 percent increase in traditional annuity sales, a six percent increase in traditional and universal life insurance sales and a 27 percent decrease in variable sales, reflecting FBL's decision to discontinue variable sales. The EquiTrust Life independent channel had $186.2 million of premiums collected in the first quarter of 2011, compared to $47.3 million in the first quarter of 2010, reflecting the company's strategy of measured increases in business volume while maintaining a self-sustaining capital position.

Investment Income. Net investment income in the first quarter of 2011 totaled $186.5 million compared to $178.1 million in the first quarter of 2010. The increase is primarily due to an increase in average invested assets and an increase in investment fee income, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 5.96 percent for the quarter ended March 31, 2011, compared to 6.02 percent for the quarter ended March 31, 2010. At March 31, 2011, 93 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Derivative Income. FBL Financial Group reported derivative income of $35.5 million in the first quarter of 2011 compared to derivative income of $22.3 million in the first quarter of 2010. Derivative income includes the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group's index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are offset by index credits and a corresponding change in the value of index product embedded derivatives.

Realized Gains/Losses on Investments. In the first quarter of 2011, FBL Financial Group recognized net realized losses on investments of $7.9 million compared to net realized losses on investments of $3.3 million in the first quarter of 2010. The net realized loss on investments of $7.9 million is attributable to gains on sales of $4.5 million, losses on sales of $0.1 million and impairments due to credit losses of $12.3 million.

Benefits and Expenses. Benefits and expenses totaled $254.4 million in the first quarter of 2011, an increase from $244.5 million in the first quarter of 2010. This reflects an increase in underwriting, acquisition and insurance expenses, which was driven by an increase in the amortization of deferred policy acquisitions costs. In addition, interest sensitive and index product benefits increased primarily due to increased business in force, but was offset by the impact of the change in value of index product embedded derivatives.

Book Value Increase. As of March 31, 2011, the book value per share of FBL Financial Group common stock totaled $38.13, an increase from $36.95 at December 31, 2010. This reflects positive earnings results as well as improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income(3), increased to $36.39 at March 31, 2011.

Capital and Liquidity.

•
The company action level risk based capital ratios of FBL Financial Group's life insurance subsidiaries remained at high levels during the first quarter. The March 31, 2011 company action level risk based capital ratio was approximately 449 percent for Farm Bureau Life Insurance Company and approximately 413 percent for EquiTrust Life Insurance Company.

•
FBL Financial Group refinanced its $100 million 9.25% of senior notes due November 5, 2011 with $100 million 6.10% senior notes. The notes were refinanced with affiliates, are due May 3, 2015, and are prepayable anytime at par.

•
FBL Financial Group maintains liquidity in the form of cash, short-term investments and U.S. Government and U.S. Government agency-backed securities that could be readily converted to cash. These totaled $1.7 billion as of March 31, 2011.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 10, 2011, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2011	2010
Revenues:
Interest sensitive and index product charges	$30,803	$30,003
Traditional life insurance premiums	41,387	39,245
Net investment income	186,519	178,089
Derivative income	35,540	22,336
Net realized capital gains on sales of investments	4,384	4,729

Total other-than-temporary impairment losses	(18,062)	(27,154)
Non-credit portion in other comprehensive income	5,738	19,132
Net impairment loss recognized in earnings	(12,324)	(8,022)

Other income	4,999	3,019
Total revenues	291,308	269,399

Benefits and expenses:
Interest sensitive and index product benefits	136,286	122,184
Change in value of index product embedded derivatives	12,251	26,056
Traditional life insurance benefits	36,598	37,309
Policyholder dividends	4,300	4,673
Underwriting, acquisition and insurance expenses	53,984	43,938
Interest expense	6,109	6,118
Other expenses	4,900	4,254
Total benefits and expenses	254,428	244,532
	36,880	24,867
Income taxes	(11,788)	(7,955)
Equity income, net of related income taxes	1,399	1,095
Net income	26,491	18,007
Net loss attributable to noncontrolling interest	2	14
Net income attributable to FBL Financial Group, Inc.	$26,493	$18,021

Earnings per common share - assuming dilution	$0.85	$0.59

Weighted average common shares	30,611,961	30,279,077
Effect of dilutive securities	510,446	252,509
Weighted average common shares - diluted	31,122,407	30,531,586

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended March 31,
	2011	2010
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$26,493	$18,021
Adjustments:
Net realized gains/losses on investments (a)	2,686	1,319
Change in net unrealized gains/losses on derivatives (a)	(551)	958
Operating income	$28,628	$20,298

Operating income per common share - assuming dilution	$0.92	$0.66

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2011	December 31, 2010
Book value per share	$38.13	$36.95
Less: Per share impact of accumulated other comprehensive income	1.74	1.29
Book value per share, excluding accumulated other comprehensive income	$36.39	$35.66

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $54.2 million at March 31, 2011 and $39.9 million at December 31, 2010. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2011	December 31, 2010
Assets
Investments	$13,240,217	$13,069,742
Cash and cash equivalents	116,994	4,794
Deferred policy acquisition costs	777,688	812,025
Deferred sales inducements	246,748	259,148
Other assets	443,631	435,341
Assets held in separate accounts	774,774	753,050
Total assets	$15,600,052	$15,334,100

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$12,224,890	$12,008,337
Other policy funds, claims and benefits	746,671	746,137
Debt	371,191	371,168
Other liabilities	292,344	308,994
Liabilities related to separate accounts	774,774	753,050
Total liabilities	14,409,870	14,187,686

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	123,084	118,165
Class B common stock	7,522	7,522
Accumulated other comprehensive income	54,194	39,895
Retained earnings	1,002,292	977,740
Total FBL Financial Group, Inc. stockholders' equity	1,190,092	1,146,322
Noncontrolling interest	90	92
Total stockholders' equity	1,190,182	1,146,414
Total liabilities and stockholders' equity	$15,600,052	$15,334,100

Common shares outstanding	31,134,662	30,942,058